Exhibit 10.6

CONSULTING AGREEMENT

THIS AGREEMENT dated for reference the 1st day of March, 2007.

BETWEEN:

ARKANOVA ENERGY CORPATION., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at 12880 Railway Avenue, Unit 35, Richmond British Columbia V7E 6G4

(the "Company")

AND:

JOHN LEGG, Businessman, of Suite 1650, 200 Burrard Street, Vancouver BC Canada V6C 3L6

(the “Contractor”)

WHEREAS:

A.

the Company is engaged in the business of locating, acquiring and exploring natural resource mineral properties and has acquired interests in several mineral properties located in the State of Arkansas and Province of Ontario; and

B.	the Company desires to engage the services of the Contractor to manage its daily affairs as more particularly described herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of $1.00 paid by the Company to the Contractor and the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1
ENGAGEMENT

Engagement

1.1      The Company hereby engages the Contractor to provide to the Company the services consistent with those ordinarily provided by a chief executive officer for the Term (as defined in Section 3.1), and the Contractor accepts such engagement. The services of the Contractor (the “Services”) shall include the following:

(a)	overseeing the overall operations and administration of the Company’s exploration programs; and

(b)	performing such other duties and responsibilities as may be reasonably required of the Contractor from time to time in keeping with the foregoing.

The Contractor shall provide the Services to the Company and, if requested by the Company, to any and all of its subsidiaries from time to time.

Location

1.2      The Company and the Contractor agree that the services to be provided hereunder by the Contractor shall be rendered in the Province of British Columbia or at such other location as is mutually agreed to by the Contractor and the Company, in the event of which the Company shall pay to the Contractor all reasonable moving expenses incurred by the Contractor.

Reporting

1.3      The Contractor shall diligently devote sufficient working time, attention, ability and expertise to successfully provide the Services to the Company in a timely manner. The Contractor shall at all times well and faithfully serve the Company and use his best efforts to promote the interests of the Company. In providing the Services, the Contractor shall report to the Company’s Board of Directors.

Directorship

1.4      During the Term, the Company shall nominate the Contractor for election as a Director of the Company at all meetings of stockholders held for the purpose of electing directors.

Vacations

1.5      The Contractor shall be entitled to a paid vacation of not less than twenty (20) business days each calendar year during the Term, exclusive of holidays and weekends.

ARTICLE 2
REMUNERATION

Fee

2.1      In consideration for providing the Services, the Company shall pay to the Contractor a contract fee (the “Fee”) of USD $10,000.00 monthly during the Term, payable on the first of each month. The Company shall be responsible for payment of all value added taxes on the Fee. If, on the expiration of the Term, the Company desires the Contractor to continue providing the Services and the Contractor agrees to do so, the Company shall, unless the parties agree otherwise, continue to pay to the Contractor the sum of USD$10,000.00 or such renegotiated amount for each month or part thereof during which the Contractor so continues to provide the Services.

Office Space; Expenses

2.2      In addition to the Fee, the Company shall:

(a)

provide to the Contractor office space, equipment (including necessary computing equipment and software), furniture and supporting personnel in the Company’s premises and at the expense of the Company to enable the Contractor to provide the Services or pay to the Contractor the reasonable out-of-pocket expenses incurred by the Contractor in securing its own office space and/or equipment; and

(b)	reimburse the Contractor for all reasonable out-of-pocket expenses incurred by them in the course of providing the Services, as supported by copies of receipts and other documentation (“Expenses”).

ARTICLE 3
TERM AND TERMINATION

Term

3.1      Subject to Section 3.2, the term of this Agreement shall commence on March 1st, 2007 and terminate on February 28, 2008 (the “Term”).

Renewal

3.2      The Term shall automatically renew for an additional twelve month Term unless either party gives ninety (90) days written notice to the other of its intention not to renew this Agreement.

Termination

3.3      Notwithstanding anything contained herein to the contrary, this Agreement may be terminated as follows:

(a)

without cause by the Company, upon payment by the Company to the Contractor of a lump sum equal to the Fee (plus value added taxes) for either (i) six months or (ii) the remainder of the Term, whichever is greater (the “Termination Fee”);

(b)	without cause by the Contractor, upon thirty (30) days written notice from the Contractor to the Company; or

(c)	with cause, as defined in Section 3.4, by the Company upon the Company giving notice in writing to the Contractor, which notice shall state the nature and substance of the cause.

Cause

3.4      For the purposes of this Agreement, “cause” is specifically limited to an act or omission by the Contractor, which, as a matter of law, would constitute just cause for the termination of the services of an executive after the provision of all required notices.

Fees to date of Termination

3.5      Upon termination of this Agreement, the Company shall immediately pay to the Contractor all accrued and unpaid portions of the Fees due up to the date of termination as well as any Expenses properly incurred prior to the date of termination, as well as the Termination Fee due under paragraph 3.3(a) .

Disability

3.6      In the event of the Disability (as hereinafter defined) of the Contractor from the date hereof until the expiry of the Term, the Company shall pay to the Contactor 75% of the Fee, on a monthly basis, for the remainder of the Term. The term “Disability” means the incapacity of the Contractor by reason of mental or physical illness or disability to such an extent as to render the Contractor incapable of providing the Services for a continuous period of more than thirty (30) days, or for a total of sixty (60) non-consecutive days, in any twelve (12) month period. Any payments pursuant to this Section 3.6 shall commence 60 days after the commencement of the Disability.

Change of Control

3.7      In the event of a Change of Control of the Company (as defined herein) the Company, upon written request by the Contractor, shall pay to the Contractor a lump sum equal to the Fee (plus value added taxes) for twelve (12) months, upon payment of which the Contractor shall be deemed to have resigned as a director and officer of the Company. For the purposes of this section 3.7, “Change of Control” means (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) the approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or (iii) a liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

ARTICLE 4
NON-DISCLOSURE

Agreement

4.1      The Contractor recognizes that, in the course of and as a result of this Agreement, it shall or may directly or indirectly obtain Confidential Information (as defined in Section 4.3) and as a result, the Contractor agrees that it shall respect and adhere to the covenants contained in Section 4.2 hereof.

Covenant

4.2      The Contractor covenants that at all times during the Term and following the termination of this Agreement for any reason, it shall:

(a)	hold in confidence and keep confidential all Confidential Information;

(b)	not directly or indirectly use any Confidential Information except in the course of performing the obligations of this Agreement; and

(c)	not directly or indirectly disclose any Confidential Information to any person or entity, except in the course of performing the obligations of this Agreement.

Confidential Information

4.3      For the purposes of Sections 4.1 and 4.2, "Confidential Information" means technical and proprietary information known or used by the Contractor or the Company in connection with the business of the Company, but excluding any information which is a matter of public knowledge or becomes a matter of public knowledge through any action by a person other than the Contractor.

Survival

4.4      The provisions of this Article 4 shall survive the expiry or termination of this Agreement for a period of one (1) year.

Limitation

4.5      The provision of this Article 4 shall not prevent the Contractor, following the termination of this Agreement, from providing his services to any other person or entity.

ARTICLE 5
INDEMNITY

Indemnification by the Company

             The Company agrees to indemnify the Contractor from and against any and all actions, causes of action, claims, demands or other proceedings made against the Contractor in the course of or as a result of his position as a director and officer of the Company on and subject to the terms of the Indemnification Agreement attached to this Agreement as Schedule “A” .

ARTICLE 6
GENERAL PROVISIONS

Notice

6.1      Any notice in writing required or permitted to be given hereunder shall be given by registered mail, postage prepaid, mailed in British Columbia to the addresses stated above, or may be delivered by courier or personally. Any notice delivered by courier or personally shall be effective on the actual date of delivery. Any notice delivered by mail as aforesaid shall be deemed to have been received by the person to whom it is addressed on the fourth business day after and excluding the date of mailing. Either party may change its address for giving of notices hereunder by notice in writing to the other party.

Applicable Law

6.2      Subject to Section 6.7, the provisions of this Agreement shall be governed by and interpreted in accordance with the laws of British Columbia. The parties irrevocably attorn to the exclusive jurisdiction of the courts of British Columbia with respect to any legal proceedings arising here from.

Entire Agreement

6.3      This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by written instrument signed by all parties hereto.

Independent Legal Advice

6.4      The Company has obtained legal advice concerning this Agreement and has requested that the Contractor obtain independent legal advice with respect to this Agreement. The Contractor hereby represents and warrants to the Company that it has been advised to obtain independent legal advice, and that prior to the execution of this Agreement it has obtained independent legal advice or has, in its discretion, knowingly and willingly elected not to do so.

Severability of Clauses

6.5      If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

Assignment

6.6      This Agreement is not assignable by either party.

Arbitration

6.7      Any dispute or controversy occurring between the parties hereto relating to the interpretation or implementation of any of the provisions of this Agreement shall be resolved by arbitration. Such arbitration shall be conducted by a single arbitrator appointed by agreement between the parties, or, in default of agreement, such arbitrator shall be appointed in accordance with the provisions of the Commercial Arbitration Act of British Columbia or any re-enactment or amendment thereof. Any arbitration shall be held in the City of Vancouver. The rules of procedure to be followed shall be the domestic rules of procedure of the British Columbia International Commercial Arbitration Centre then in force. The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom.

Counterparts

6.8      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

ARKANOVA ENERGY CORPORATION

By:
Witness	Brian Doutaz, President

Name

Address

Witness	JOHN LEGG

Name

Address

This is page 7 to the Consulting Agreement between the above parties dated for reference March 1, 2007.